Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: GISX
Friday, March 31, 2006	TRADED: Nasdaq

GLOBAL IMAGING SYSTEMS ACCELERATES VESTING OF UNVESTED STOCK OPTIONS

TAMPA, Fla., Mar. 31—Global Imaging Systems, Inc. (NASDAQ: GISX) announced today that its Board of Directors has accelerated the vesting of unvested stock options previously awarded to employees and officers under the company’s equity compensation plans. The acceleration of vesting is effective for stock options outstanding as of March 31, 2006. Options to purchase approximately 1.4 million shares of common stock including approximately 0.7 million shares held by the company’s executive officers are subject to acceleration. The weighted average exercise price of the options subject to acceleration is $26.96. Based on today’s closing price of $37.98, all the accelerated options have economic value.

Executive Vice President and CFO Ray Schilling said, “Options held by non-employee directors are excluded. Additionally, in order to prevent unintended personal benefits to officers and other senior management, restrictions are being imposed on any shares received through the exercise of accelerated options held by those individuals. These restrictions prevent the sale of any stock received through the exercise of an accelerated option prior to the earlier of the original vesting date or the individual’s termination of employment.”

He added, “The decision to accelerate vesting of these options was made primarily to avoid recognizing compensation cost in the company’s future income statements. The Financial Accounting Standards Board recently published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R requires compensation costs related to share-based payment transactions, including stock options, to be recognized in the company’s financial statements. Accordingly, the company will implement the revised standard in the first quarter of our 2007 fiscal year. Currently, the company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of share-based compensation costs in our income statements.”

As a result of this action, compensation expense of approximately $1 million will be recorded in the company’s current fourth quarter, which ends today. Mr. Schilling estimated that the maximum future compensation expense that will be avoided, based on the company’s implementation date for FAS

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123R of April 1, 2006, is approximately $11 million, net of taxes. The company will report the avoided future compensation expense in the fiscal year 2006 financial statements as pro forma footnote disclosures, which is permitted under the transition guidance provided by the Financial Accounting Standards Board.”

Global Imaging Systems offers thousands of middle-market customers a one-stop shop for office technology solutions in 31 states and the District of Columbia. The company provides a broad line of office technology solutions including the sale and service of automated office equipment, network integration services, and electronic presentation systems. The company is also a disciplined, profitable consolidator in the highly fragmented office technology solutions industry.

This news release contains forward-looking statements and statements based on forward-looking information, including statements relating to Global’s anticipated future compensation expense. These statements are based on numerous assumptions and are subject to uncertainties and risks, including, without limitation, changes in accounting standards or factors affecting valuation of stock option expense; changes in prevailing equity compensation practices; and changes in global or regional economic conditions, which could cause Global’s results to differ materially. These and other risks are discussed in more detail under the caption “Risk Factors” in Global’s annual report on Form 10-K for the year ended March 31, 2005.

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FOR FURTHER INFO:	Ray Schilling, Executive Vice President and CFO
Global Imaging Systems, Inc.
813/960-5508
-or-
Investor Relations Consultants, Inc. 727/781-5577
E-mail: gisx@mindspring.com